March 5, 2025

Securities and Exchange Commission

100 F Street, N. E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 8. Changes in and Disagreements with Accountants for Open-End Management Investment Companies of Form N-CSR dated December 31, 2024, of New Age Alpha Variable Funds Trust and we are in agreement with the statements contained in the second and third paragraphs therein.

We have no basis to agree or disagree with other statements of the registrant contained therein.

Yours very truly,

/s/ Ernst & Young LLP

McLean, Virginia